As filed with the Securities and Exchange Commission on June 4, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SILICON MOTION TECHNOLOGY CORPORATION

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Flat C, 19/F, Wing Cheong Commercial Building

Nos 19-25 Jervois Street

Hong Kong

(Address of principal executive offices)

Silicon Motion Technology Corporation

2025 Incentive Plan

(Full title of the plan)

Jason Tsai, Chief Financial Officer

690 N. McCarthy Blvd., Suite 200

Milpitas, California 95035

(Name and address of agent for service)

(408) 519-7200

(Telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

James Chen Billy M.C. Chen K&L Gates 30/F, No. 95 Dun Hua S. Road, Sec. 2 Taipei 106046, Taiwan, R.O.C. Tel: +886 (2) 2326-5188	David A. Bartz K&L Gates LLP 222 Second Avenue South, Suite 1700 Nashville, Tennessee 37201 Telephone: (615) 780-6700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Silicon Motion Technology Corporation, a Cayman Islands exempted company (the “Company” or the “Registrant”), has filed this Registration Statement on Form S-8 (this “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC” or the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), to register for issuance 20,000,000 ordinary shares, US$0.01 par value per share (“ordinary shares”), of the Company, represented by 5,000,000 American Depositary Shares (“ADSs”) that may be granted or issued under the Silicon Motion Technology Corporation 2025 Incentive Plan (the “2025 Plan”). Each ADS represents four ordinary shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The information required by this Item 1 is omitted from this Registration Statement in accordance with Rule 428(b)(1) under the Securities Act, and the Note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants of the 2025 Plan covered by this Registration Statement, as required by Rule 428(b) under the Securities Act. Such documents are not being filed with the SEC as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The information required by this Item 2 is omitted from this Registration Statement in accordance with Rule 428(b)(1) under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed or furnished by the Company with the Commission are hereby incorporated by reference in this Registration Statement:

•	The Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2024, filed with the Commission on April 30, 2025 (the “Form 20-F”);

•

The Company’s reports of foreign private issuer on Form 6-K furnished with the Commission on January  7, 2025, January 24, 2025, February  6, 2025, February 6, 2025, April 25, 2025, and April 30, 2025; and

•	The description of the ADSs and ordinary shares, contained in the Exhibit 2.4 to the Form 20-F, including any amendment and report subsequently filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers (which includes members of senior management) and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Under the Company’s amended and restated articles of association, the Company is authorized to indemnify its directors, secretary and other officers (which includes members of senior management) for the time being and the liquidator or trustees (if any) for the time being acting in relation to any of the affairs of the Company and everyone of them, and everyone of their heirs, executors and administrators, from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their or any of their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty or supposed duty, in their respective offices or trusts provided that any such indemnity shall not extend to any matter in respect of any fraud, dishonesty, willful misconduct or bad faith which may attach to them. The Company’s amended and restated articles of association contains a provision by which its shareholders waive any claim or right of action that they may have, whether individually or by or in the right of the Company, against any director on account of any action taken by such director, or the failure of such director to take any action in the performance of his or her duties with or for the Company, except in respect of any fraud or dishonesty of such director.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Memorandum of Association of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form F-1 (file no. 333-125673) filed with the SEC on June 9, 2005).

4.2	Articles of Association of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form F-1 (file no. 333-125673) filed with the SEC on June 9, 2005).

4.3	Specimen of American Depositary Receipt (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form F-1 (file no. 333-125673) filed with the SEC on June 9, 2005).

4.4	Form of Amended and Restated Deposit Agreement (incorporated by reference to Exhibit 1 to the Company’s Registration Statement on Form F-6 (file no. 333-125801) filed with the SEC on December 5, 2013).

5.1*	Opinion of Conyers Dill & Pearman.

10.1*	Silicon Motion Technology Corporation 2025 Incentive Plan.

23.1*	Consent of Deloitte & Touche, Independent Registered Public Accounting Firm.

23.2*	Consent of Conyers, Dill & Pearman (contained in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page of this Registration Statement).

107*	Filing Fee Table.

*	- Filed herewith.

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Taipei, Taiwan on June 4, 2025.

SILICON MOTION TECHNOLOGY CORPORATION

By:	/s/ Wallace C. Kou
Wallace C. Kou
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints James Chow and Wallace C. Kou, and each of them, his or her true and lawful attorneys-in-fact, each with the power of substitution and resubstitution, for him or her in his or her name, place or stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorneys-in-fact and their agents or substitutes, may lawfully do or lawfully cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated, in each case on June 4, 2025:

Signature	Title

/s/ Wallace C. Kou	President, Chief Executive Officer and Director
Wallace C. Kou	(Principal Executive Officer)

/s/ Jason Tsai	Chief Financial Officer
Jason Tsai	(Principal Financial Officer and Principal Accounting Officer)

/s/ James Chow	Chairman of the Board
James Chow

/s/ Steve Chen	Director
Steve Chen

/s/ Tsung-Ming Chung	Director
Tsung-Ming Chung

/s/ Lien-Chun Liu	Director
Lien-Chun Liu

/s/ Han-Ping D. Shieh	Director
Han-Ping D. Shieh

/s/ Kenneth Kuan-Ming Lin	Director
Kenneth Kuan-Ming Lin

/s/ Cain Lin	Director
Cain Lin

/s/ Nelson Duann	Director
Nelson Duann

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Silicon Motion Technology Corporation has signed this registration statement on June 4, 2025.

By:	/s/ Jason Tsai
Name: Jason Tsai
Title: Chief Financial Officer